Filed Pursuant to Rule 424(b)(2)
Registration No. 333-207757

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.250% Notes due 2025	$248,157,500	$24,989.46
Total	$248,157,500	$24,989.46

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

November 3, 2015

(To Prospectus Dated November 2, 2015)

$250,000,000

McCormick & Company, Incorporated

3.250% Notes due 2025

We are offering $250 million aggregate principal amount of 3.250% Notes due 2025. We will pay interest on the notes semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2016. The notes will mature on November 15, 2025. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem the notes in whole or in part at any time or from time to time at the applicable redemption price set forth in this prospectus supplement under the section entitled “Description of Notes—Optional Redemption.”

If a Change of Control Triggering Event occurs, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, as described under the heading “Description of Notes—Change of Control Redemption.”

The notes will be unsecured senior obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or included in any automated dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	99.263%	$248,157,500
Underwriting discount	0.650%	$1,625,000
Proceeds, before expenses, to McCormick(1)	98.613%	$246,532,500

(1)	Plus accrued interest, if any, from November 6, 2015, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the account of its participants, including Euroclear Bank S.A./N.V. as operator of the Euroclear system, and Clearstream Banking, société anonyme, on or about November 6, 2015.

Joint Book-Running Managers

Wells Fargo Securities	BofA Merrill Lynch	SunTrust Robinson Humphrey

BNP PARIBAS		US Bancorp
Co-Manager J.P. Morgan

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the notes that we are currently offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes that we are currently offering. Generally, the term “prospectus” refers to both parts combined.

You should read this prospectus supplement along with the accompanying prospectus. You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus which we deliver to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information provided by this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein or any free writing prospectus that we may authorize or provide is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates. The notes are being offered and sold only in jurisdictions where offers and sales are permitted.

If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

References to “McCormick,” “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus are to McCormick & Company, Incorporated and its consolidated subsidiaries or, as the context may require, McCormick & Company, Incorporated only.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections.

Forward-looking statements include, but are not limited to, statements concerning our expected financial position and operating results, our business strategy, our financing plans, our future capital requirements, forecasted demographic and economic trends relating to our industry, our ability to complete acquisitions, to realize anticipated cost savings and other benefits from acquisitions and to recover acquisition-related costs, and similar matters.

These statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the statements.

In some cases, you can identify forward-looking statements by our use of forward-looking words such as “may,” “will,” “would,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “project,” “potential” or “intend.” You should be aware that these statements are based on our views, expectations and assumptions at the time. Actual events or results may differ substantially.

Important factors that could cause our actual results to be materially different from our forward-looking statements include:

•	damage to our reputation or brand name, loss of brand relevance;

•	increased private label use;

•	product quality, labeling or safety concerns;

•	negative publicity about our products;

•	business interruptions due to natural disasters or unexpected events;

•	actions by, and the financial condition of, competitors and customers;

•	our ability to achieve expected and/or needed cost savings or margin improvements;

•	negative employee relations;

•	our ability to successfully acquire and integrate new businesses and divest existing businesses or assets;

•	issues affecting our supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials;

•	changes in legal and regulatory requirements and enforcement practices;

•	global economic and financial conditions generally, including the availability of financing, and interest and inflation rates;

S-i

•	the investment return on retirement plan assets, and the costs associated with pension obligations;

•	foreign currency fluctuations;

•	risks associated with our information technology systems, and the threat of data breaches and cyber-attacks;

•	volatility in our effective tax rate;

•	impact of climate change on raw materials;

•	infringement of our intellectual property rights, and those of customers;

•	litigation, legal and administrative proceedings; and

•	other factors discussed in this prospectus supplement under the caption “Risk Factors.”

We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the financial statements and related notes, before making an investment decision.

Our Company

We are a global leader in flavor, with the manufacturing, marketing and distribution of spices, seasoning mixes, condiments and other flavorful products to the entire food industry. Customers range from retail outlets and food manufacturers to food service businesses. Our major sales, distribution and production facilities are located in North America, Europe and China. Additional facilities are based in Australia, Mexico, India, Singapore, Central America, Thailand and South Africa. Annually, approximately 40% of our sales have been outside of the United States.

We sell to retail outlets, including grocery, mass merchandise, warehouse clubs, discount and drug stores, as well as food manufacturers and the foodservice industry (both directly and through distributors) under the McCormick® brand and a variety of brands around the world, including Lawry’s®, Zatarain’s®, Simply Asia®, Thai Kitchen®, Ducros®, Vahiné®, Schwartz®, Club House®, Kamis®, Kohinoor®, DaQiao®, Drogheria & Alimentari® and Stubb’s®.

As of August 31, 2015, we had a worldwide workforce of approximately 10,000 full-time employees. Our principal executive offices are located at 18 Loveton Circle, Sparks, Maryland 21152 (telephone: 410-771-7301).

The Offering

Issuer	McCormick & Company, Incorporated

Securities Offered	$250 million aggregate principal amount of 3.250% Notes due 2025.

Maturity Date	The notes will mature on November 15, 2025.

Interest Rate	The notes will bear interest at a rate of 3.250% per annum.

Interest Payment Dates	Interest on the notes will be paid semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2016.

Ranking	The notes will be unsecured senior obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to:

• any secured indebtedness to the extent of the value of the assets securing that debt; and

• all indebtedness for money borrowed and other liabilities of our subsidiaries.

Covenants	The indenture governing the notes (the “Indenture”) contains covenants that will limit our ability to:

• create specified liens securing debt;

• engage in specified sale-leaseback transactions; and

• merge, consolidate or transfer our property and assets substantially as an entirety.

These covenants apply to McCormick and, in the case of the limitations on liens and sale-leaseback transactions, to certain of our corporate subsidiaries that own Principal Properties, as defined in the Indenture.

Optional Redemption	Prior to August 15, 2025 (three months prior to their maturity date), the notes will be redeemable at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, and

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon to the Par Call Date, as defined below, (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest thereon to the date of redemption.

On or after August 15, 2025 (three months prior to their maturity date) (the “Par Call Date”), we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date. See “Description of Notes—Optional Redemption” in this prospectus supplement.

Change of Control	If a Change of Control Triggering Event occurs, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, as described under the heading “Description of Notes—Change of Control Redemption” in this prospectus supplement.

Sinking Fund	None.

Use of Proceeds	We estimate that the net proceeds to us from the offering to be approximately $245.9 million after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds from the offering to repay the $200 million in aggregate principal amount outstanding of our 5.20% notes due December 2015 and the remainder, if any, for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Risk Factors	See “Risk Factors” beginning on page S-3 of this prospectus supplement for a discussion of the factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

Investing in our notes involves various risks. You should carefully consider the risks and uncertainties described below and the other information in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference including those risks identified under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2014 and in our Quarterly Report on Form 10-Q for the quarter ended August 31, 2015 before deciding whether to purchase our notes.

Increases in Interest Rates May Negatively Impact Us.

We had total outstanding short-term borrowings of approximately $481.2 million at an average interest rate of approximately 0.90% on August 31, 2015. Our policy is to manage our interest rate risk by entering into both fixed and variable rate debt arrangements. We also use interest rate swaps to minimize worldwide financing cost and to achieve a desired mix of fixed and variable rate debt. We utilize derivative financial instruments to enhance our ability to manage risk, including interest rate exposures that exist as part of our ongoing business operations. We do not enter into contracts for trading purposes, nor are we a party to any leveraged derivative instruments. Our use of derivative financial instruments is monitored through regular communication with senior management and the utilization of written guidelines. However, our use of these instruments may not effectively limit or eliminate our exposure to changes in interest rates. Therefore, we cannot provide assurance that future interest rate increases will not have a material negative impact on our business, financial position, or operating results.

There May Not Be Any Trading Market For the Notes; Many Factors Affect the Trading and Market Value of the Notes.

Upon issuance, the notes will not have an established trading market. We cannot assure you that a trading market for the notes will ever develop or be maintained if developed. In addition to our creditworthiness, many factors affect the trading market for, and trading value of, the notes. These factors include:

•	the time remaining to the maturity of the notes,

•	the outstanding amount of notes,

•	the redemption features of the notes, and

•	the level, direction and volatility of market interest rates generally.

There may be a limited number of buyers when you decide to sell the notes. This may affect the price you receive for the notes or your ability to sell the notes at all. You should not purchase notes unless you understand and know you can bear all of the investment risks involving the notes.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes.

Our credit ratings may not reflect the potential impact of all risks related to the market value of the notes. However, real or anticipated changes in our credit ratings will generally affect the market value of the notes.

We May Incur Additional Unsecured Indebtedness.

The Indenture governing the notes does not restrict the amount of unsecured debt that we or our subsidiaries may incur. If we or our subsidiaries incur additional debt, it may be more difficult for us to satisfy our obligations with respect to the notes. Furthermore, the incurrence of additional debt may cause a decline in the trading price of the notes and the credit rating of the notes may be lowered or withdrawn.

An Increase in Market Interest Rates Could Result in a Decrease in the Value of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

The Notes Are Our Obligations and Not Obligations of Our Subsidiaries and Will Be Structurally Subordinated to the Claims of Our Subsidiaries’ Creditors.

The notes are exclusively our obligations and not those of our subsidiaries. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to us by our subsidiaries in the future will require the generation of future earnings by our subsidiaries and may require regulatory approval. The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, which means that our subsidiaries’ creditors will be paid from our subsidiaries’ assets before holders of the notes would have any claims to those assets. Our subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes.

The Notes Offered Hereby Will Be Unsecured and Effectively Subordinated to Any Secured Indebtedness.

The notes are not secured by any of our assets. Any claims of future secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any indebtedness that is effectively senior to the notes will be entitled to be paid in full from the assets securing such indebtedness before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

The Terms of the Indenture and the Notes Provide Limited Protection Against Significant Corporate Events That Could Adversely Impact Your Investment in the Notes.

While the Indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes. The definition of the term “Change of Control Triggering Event” (as defined in “Description of Notes—Change of Control Redemption”) does not cover all possible transactions (such as acquisitions by us or recapitalizations) that could affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the Indenture for the notes does not, among other things:

•	require us to maintain any specified financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	limit the ability of our subsidiaries to service our other indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

We May Not Be Able to Repurchase the Notes Upon a Change of Control.

Upon the occurrence of specific kinds of change of control events, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the Indenture governing the notes would result in a default under the Indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Change of Control Redemption” in this prospectus supplement.

Redemption of the Notes May Adversely Affect Your Expected Return on Such Notes.

We have the right to redeem some or all of the notes prior to maturity. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.

USE OF PROCEEDS

We estimate the net proceeds to us from the offering to be approximately $245.9 million after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds from the offering to repay the $200 million in aggregate principal amount outstanding of our 5.20% notes due December 2015 and the remainder, if any, for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization at August 31, 2015 on an actual basis and as adjusted to give effect to the application of the net proceeds from the sale of the notes and the repayment of our outstanding 5.20% notes due December 2015 as described under “Use of Proceeds” in this prospectus supplement. This table should be read in connection with our consolidated financial statements and related notes thereto which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information and Incorporation by Reference” in this prospectus supplement.

	As of August 31, 2015
	Actual	As Adjusted
		(in millions)
Cash and cash equivalents	$108.4	$108.4

Short-term debt:
Short-term borrowings	481.2	433.0
Current portion of long-term debt (1)	203.6	3.6

Total short-term debt	684.8	436.6

Long-term debt:
Notes offered hereby	—	250.0
Other long-term debt	807.2	807.2

Total long-term debt	807.2	1,057.2

Total debt	1,492.0	1,493.8

Total stockholders’ equity	1,762.2	1,762.2

Total Capitalization	$3,254.2	$3,256.0

(1)	Current portion of long-term debt includes $200 million in aggregate principal amount outstanding of our 5.20% notes due December 2015, which we intend to repay with the net proceeds from this offering. See “Use of Proceeds.”

DESCRIPTION OF NOTES

The following description of the particular terms of the notes we are offering supplements and, to the extent inconsistent, supersedes the description of the general terms of the debt securities set forth under the section entitled “Description of Debt Securities” in the accompanying prospectus. You should read the accompanying prospectus in conjunction with this prospectus supplement and any free writing prospectuses we provide to you. Because this is a summary, it does not contain all the information that may be important to you. You should also read the entire Indenture, including the definitions of terms, before you make any investment decision.

General

We will issue $250 million aggregate principal amount of 3.250% Notes due 2025. The notes will be issued as a separate series of debt securities under the Indenture dated as of July 8, 2011, between us and U.S. Bank National Association, as Trustee. The Indenture is an exhibit to the registration statement of which the accompanying prospectus is a part. The Indenture does not limit the amount of debt securities that we may issue under the Indenture, and we may, without the consent of the holders of the notes, reopen this series of notes and issue additional notes on the same terms and conditions (except the public offering price, issue date and, if applicable, the initial interest payment date) and with the same CUSIP number as the notes being offered hereby.

The notes will be unsecured senior obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes are not guaranteed by any of our subsidiaries. The notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing that debt and to all indebtedness for money borrowed and other liabilities of our subsidiaries. Except as described below under “— Certain Covenants,” the Indenture does not restrict the amount of secured or unsecured debt that we or our subsidiaries may incur.

The notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notices or demands to or upon us with respect to the notes and the Indenture may be served and, in the event that notes are issued in definitive certificated form, notes may be surrendered for payment, registration of transfer or exchange, at the office or agency maintained by us for this purpose, currently the office of the Trustee, located at located at 1021 East Cary Street, Suite 1850, Richmond, Virginia 23219, Attention: Becky D. Burton.

Maturity and Interest

The notes will mature on November 15, 2025. The notes will not be subject to any sinking fund provision.

We will pay interest on the notes at the rate of 3.250% per annum semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2016, to the persons in whose names such notes are registered at the close of business on May 1 and November 1 of each year, or, as the case may be, immediately prior to such interest payment dates, regardless of whether any such regular record date is a business day. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date, any redemption date, the maturity date or any other date on which the principal of or premium, if any, or interest on a note becomes due and payable falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date the payment was due, and no interest shall accrue on the amount so payable for the period from and after the interest payment date, redemption date, maturity date or other date, as the case may be.

Optional Redemption

Prior to August 15, 2025 (three months prior to their maturity date), we may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, and

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) to the Par Call Date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest thereon to the date of redemption.

On or after August 15, 2025 (three months prior to their maturity date) (the “Par Call Date”), we may redeem such notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date.

“Treasury Rate” means, with respect to any redemption date,

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release published by the Board of Governors of the Federal Reserve System designated as “Statistical Release H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed (assuming the notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means any of Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated or SunTrust Robinson Humphrey, Inc. or any of their respective successors, or if any such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of (1) a Primary Treasury Dealer selected by Wells Fargo Securities, LLC, and their respective successors; (2) Merrill Lynch, Pierce, Fenner & Smith Incorporated; (3) a Primary Treasury Dealer (as defined herein) selected by SunTrust Robinson Humphrey, Inc. and their respective successors, and (4) one other primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”); provided, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York time, on the third business day preceding such redemption date.

Notice of any redemption will be mailed by first class mail, postage prepaid, at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

Change of Control Redemption

If a Change of Control Triggering Event occurs, unless we have redeemed the certain notes as described above, holders of notes will have the right to require us to repurchase all or any part (equal to $2,000 or integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will send notice of such Change of Control Offer (the “Change of Control Offer Notice”) by first-class mail, with a copy to the Trustee, to each holder of notes to the address of such holder appearing in the security register or otherwise in accordance with the procedures of The Depository Trust Company (the “Depositary”) with a copy to the Trustee, with the following information:

•	that the Change of Control Offer is being made pursuant to the provisions of the Indenture and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by us;

•	the date of the Change of Control Triggering Event;

•	the date, which will be no earlier than 30 days and no later than 60 days after the date the Change of Control Offer Notice is mailed, by which we must purchase the notes (the “Change of Control Payment Date”);

•	the price that we must pay for the notes we are obligated to purchase;

•	the name and address of the Trustee;

•	that any note not properly tendered will remain outstanding and continue to accrue interest;

•	that unless we default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

•	the procedures for surrendering notes for payment; and

•	the procedures by which a holder may withdraw such a tender after it is given.

We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase our notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another person may be uncertain.

We will not purchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in payment of the purchase price payable for the notes upon a Change of Control Triggering Event. Current and future agreements relating to indebtedness to which we and our subsidiaries are, and may become, party may restrict us from purchasing notes upon a Change of Control Triggering Event. If a Change of Control Triggering Event occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such a prohibition. If we do not obtain such consent or refinance such borrowings, purchasing the notes could lead to a default under such borrowings. In addition, certain indebtedness to which we and our subsidiaries are party currently provide, and may in the future also provide, that certain change of control events with respect to us would constitute a default thereunder (including events that would constitute a Change of Control Triggering Event under the notes). If we experience a change of control that triggers a default under the terms of our or our subsidiaries’ other indebtedness, we could seek a waiver of such default or seek to refinance such other indebtedness. In the event we do not obtain such a waiver or refinance the indebtedness, such default could result in amounts outstanding under such other indebtedness being declared due and payable.

Our ability to pay cash to the holders of notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required purchases. The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the notes, but that could affect our capital structure or credit ratings.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner (subject to the exclusions from beneficial ownership as set forth in our Restatement of Charter (“Charter”)), directly or indirectly, of more than 50% of the combined voting power of all of our capital stock after giving effect to the automatic conversion of Common Stock Non-Voting into Common Stock Voting as provided in our Charter; or (3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc.

Under a recent Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” a board of directors may approve for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, while simultaneously recommending and endorsing its own slate. We believe that this interpretation permits McCormick’s Board of Directors to approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger the holder’s right to require McCormick to repurchase its notes as described above.

Certain Covenants

The following covenants apply to us and to certain of our Restricted Subsidiaries.

Limitations on Liens

We will not, and will not permit any Restricted Subsidiary to create, assume or suffer to exist any mortgage, security interest, pledge or lien (“Lien”) of or upon any Principal Property, or any shares of capital stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by us or any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without providing that the notes shall be secured by such Lien equally and ratably with any and all other indebtedness or obligations thereby secured, so long as such indebtedness or obligations shall be so secured.

This restriction does not apply to:

•	Liens that exist on the date of the Indenture;

•	Liens on property of any corporation existing at the time such corporation becomes a Subsidiary;

•	Liens in favor of us or any Subsidiary;

•	Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to contract or statute or indebtedness incurred to finance all or a part of construction of or improvements to property subject to such Liens;

•	Liens on property existing at the time of acquisition thereof (including acquisition through merger or consolidation), and construction and improvement Liens that are entered into within 180 days from the date of such construction or improvement, provided that in the case of construction or improvement the Lien shall not apply to any property theretofore owned by us or any Restricted Subsidiary except substantially unimproved real property on which the property so constructed or the improvement is located;

•	mechanics’ and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

•	Liens for taxes, assessments, or governmental charges or levies that are not delinquent or are being contested in good faith;

•	Liens arising from any legal proceedings that are being contested in good faith;

•	any Liens that (a) are incidental to the ordinary conduct of our business or the ownership of our properties and assets, (b) were not incurred in connection with the borrowing of money or the obtaining of advances or credit and (c) do not in the aggregate materially detract from the value of our property or the property of any Subsidiary or materially impair the use thereof in the operation of its business;

•	Liens securing industrial development or pollution control bonds; and

•	Liens for the sole purpose of extending, renewing or replacing (or successively extending, renewing or replacing) in whole or in part any of the foregoing.

Limitations on Sale and Leaseback

Except as described below under “—Exempted Indebtedness,” we will not, nor will we permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing (as lessee) by us or any Restricted Subsidiary of any Principal Property (except for temporary leases for a term, including any renewal, of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries) which property has been or is to be sold or transferred by us or a Restricted Subsidiary to such Person unless either:

•	we or such Restricted Subsidiary would be entitled, pursuant to the fifth and eleventh clauses of the covenant described under “—Limitations on Liens” above, to incur a Lien on such property without equally and ratably securing the notes; or

•	the net proceeds of such sale are at least equal to the fair value of such property and we will apply an amount equal to the net proceeds of such sale to the retirement (other than any mandatory retirement or payment at maturity) of (a) Debt Securities (other than any retirement prohibited by the terms of any Debt Securities pursuant to prohibitions on advance refundings) or (b) our or a Restricted Subsidiary’s Funded Debt ranking prior to or on a parity with the notes, within 120 days of the effective date of any such arrangement.

Exempted Indebtedness

Notwithstanding the limitations on Liens and sale and leaseback transactions outlined above, we or any Restricted Subsidiary may create, assume or suffer to exist Liens or enter into sale and leaseback transactions not otherwise permitted as described above provided that at the time of such event, and after giving effect thereto, the sum of outstanding indebtedness for borrowed money of McCormick and its Restricted Subsidiaries incurred after the date of the Indenture and secured by Liens not otherwise permitted as set forth above plus the Attributable Debt in respect of such sale and leaseback transactions entered into by McCormick and its Restricted Subsidiaries after the date of the Indenture not otherwise permitted as set forth above does not exceed 15% of Consolidated Net Tangible Assets.

Merger and Consolidation

We covenant that we will not merge, consolidate or convey, transfer or lease our properties and assets substantially as an entirety and we will not permit any Person to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us unless, among other things:

•	the successor Person is McCormick or another corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia that assumes our obligations on the notes and under the Indenture,

•	immediately after giving effect to such transaction, McCormick or the successor Person would not be in default under the Indenture, and

•	if, as a result of any such consolidation or merger or such conveyance, transfer or lease, any Principal Property of McCormick would become subject to a Lien that would not be permitted by the Indenture, we or such successor Person takes such steps as are necessary effectively to secure the notes equally and ratably with (or, at our option, prior to) all indebtedness secured thereby.

Except as described above, the Indenture does not contain any provisions that would afford holders of the notes protection in the event of:

•	a highly leveraged or similar transaction involving us;

•	a change in control or a change in our management; or

•	a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes.

In addition, subject to the limitations set forth above, we may, in the future, enter into certain transactions such as the sale of our properties and assets substantially as an entirety or a merger or consolidation with another entity that could increase the amount of our indebtedness or otherwise adversely affect our financial condition or results of operations, which may have an adverse effect on our ability to service our indebtedness, including the notes. We have no present intention of engaging in a highly leveraged or similar transaction involving us.

Definitions

“Attributable Debt” with respect to any sale leaseback transaction that is subject to the restrictions described under “Certain Covenants—Limitation On Sale and Leaseback” means the lesser of:

•	the total net amount of rent required to be paid during the remaining base term of the related lease or until the earliest date on which the lessee may terminate such lease upon payment of a penalty or a lump-sum termination payment (in which case the total net rent shall include such penalty or termination payment), discounted at the weighted average interest rate borne by the notes (as defined in the Indenture) under the Indenture, compounded semi-annually, or

•	the sale price of the property so leased multiplied by a fraction, the numerator of which is the remaining base term of the related lease and the denominator of which is the base term of such lease.

“Consolidated Net Tangible Assets” means the total assets of McCormick and its consolidated subsidiaries, including the investment in (at equity) and the net amount of advances to and accounts receivable from corporations which are not consolidated subsidiaries less the following:

•	current liabilities of McCormick and its consolidated subsidiaries, including an amount equal to indebtedness required to be redeemed by reason of any sinking fund payment due in 12 months or less from the date as of which current liabilities are to be determined;

•	all other liabilities of McCormick and its consolidated subsidiaries other than Funded Debt, deferred income taxes and liabilities for employee post-retirement health plans other than pensions recognized in accordance with Accounting Standards Codification No. 715-60;

•	all depreciation and valuation reserves and all other reserves (except for reserves for contingencies which have not been allocated to any particular purpose) of McCormick and its consolidated subsidiaries;

•	the book amount of all segregated intangible assets of McCormick and its consolidated subsidiaries, including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense less unamortized debt premium; and

•	appropriate adjustments on account of minority interests of other persons holding stock in subsidiaries.

Consolidated Net Tangible Assets shall be determined on a consolidated basis in accordance with generally accepted accounting principles.

“Funded Debt” means any indebtedness of McCormick or a Restricted Subsidiary (other than inter-company debt that is eliminated in consolidation) for borrowed money having a maturity of more than 12 months from the date such indebtedness was incurred or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from the date such indebtedness was incurred at the option of the obligor.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing or processing plant or warehouse, together with the land upon which it is erected and any fixtures and equipment comprising a part thereof, owned by us or any Restricted Subsidiary and located in the United States, the book value (net of depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing or processing plant or warehouse or any portion thereof or any such fixture or equipment (together with the land upon which it is erected and any fixtures and equipment comprising a part thereof) (i) which is financed by Industrial Development Bonds or (ii) which, in the opinion of our board of directors, is not of material importance to the total business conducted by McCormick and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means any Subsidiary that owns, operates or leases one or more Principal Properties.

“Subsidiary” means each corporation of which McCormick, or McCormick and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency that permits the holders of any other class or classes of securities to vote for the election of one or more directors.

Events of Default

The notes are subject to the events of default described under the section entitled “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Satisfaction, Discharge and Defeasance Provisions

The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all notes when:

•	either (a) all notes theretofore authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid) have been delivered to the Trustee for cancellation, or (b) with respect to all notes not theretofore delivered to the Trustee for cancellation, we have deposited or caused to be deposited with the Trustee funds or Government Obligations (as defined in the Indenture), or any combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for unpaid principal and interest to maturity;

•	we have paid all other sums payable by us under the Indenture;

•	we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent under the Indenture to the satisfaction and discharge of the Indenture have been complied with; and

•	if the notes are not due and payable within one year of the date of such deposit or are not to be called for redemption within one year of the date of such deposit under arrangements satisfactory to such Trustee as of the date of such deposit, we have delivered to the Trustee an opinion of counsel based on the fact that (x) we have received from, or there has been published by, the Internal Revenue Service (“IRS”) a ruling or (y), since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred.

Covenant Defeasance

The terms of the notes provide that we need not comply with certain restrictive covenants of the Indenture (including those described above under “—Certain Covenants”) if, among other things:

•	we deposit in trust with the Trustee money or Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and interest on the notes when due; and

•	we deliver to the Trustee an opinion of counsel to the effect that the holders of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred.

Modification and Waiver

The notes are subject to provisions allowing, under some conditions, the modification or amendment of the Indenture or waiver of our compliance with some provisions of the Indenture, as described under the section entitled “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus.

Book Entry

The notes will be issued in the form of one or more fully registered global securities (each a “Global Security”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee. We will not issue notes in certificated form except in certain circumstances. Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary (the “Depositary Participants”). Investors may elect to hold interests in the Global Securities through either the Depositary (in the United States), or Clearstream Banking Luxembourg (“Clearstream Luxembourg”) or Euroclear (in Europe) if they are participants in those systems, or, indirectly through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and JP Morgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”). Beneficial interests in the Global Securities will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the Global Securities may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised us and the underwriters that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (which may include the underwriters of the notes), banks, trust companies, clearing corporations and certain other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries. Access to the Depositary’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the Securities and Exchange Commission (the “Commission”).

Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations, known as Clearstream Luxembourg participants, and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters of the notes or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream Luxembourg will be credited to the cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is operated by Euroclear Bank S.A./N.V. or the “Euroclear operator” under contract with Euroclear plc, a U.K. corporation. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the notes.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Financial Services and Markets Authority (Autorité des services et marchés financiers) and the National Bank of Belgium (Banque Nationale de Belgique).

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. Depositary for Euroclear.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the entire Global Security representing such notes. In this case, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of notes represented by such Global Security equal in principal amount to such beneficial interest and to have such notes registered in its name.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the notes among Clearstream Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and the Depositary.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between Depositary Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Luxembourg participants or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of the notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream Luxembourg participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a Depositary Participant will be received with value on the business day of settlement in the Depositary but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Same-Day Funds Settlement System and Payment

We will make all payments of principal and interest in immediately available funds.

The notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by beneficial owners of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The discussion applies only to beneficial owners who acquire the notes in this offering at the initial offering price and who will hold the notes as capital assets within the meaning of Section 1221 of the Code. This summary does not address all aspects of U.S. federal income taxation that may be relevant to holders of the notes in light of their particular circumstances or to holders subject to special rules (such as broker-dealers, banks or other financial institutions, insurance companies, partnerships, tax-exempt organizations, U.S. holders (as defined below) that have a functional currency other than the U.S. dollar, certain U.S. expatriates and persons who hold the notes as part of a straddle, hedging, conversion or other integrated transaction). This summary does not address the effects of any state, local or non-U.S. tax laws or the Medicare tax on certain investment income. Prospective holders should consult their tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the notes.

For purposes of the following discussion, a “U.S. holder” is a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual citizen or resident alien of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) the trust was in existence on August 20, 1996 and has a valid election to be treated as a U.S. person in effect under applicable U.S. Treasury regulations.

For purposes of the following discussion, a “non-U.S. holder” means a beneficial owner of a note (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of acquiring, owning and disposing of a note.

Optional Redemption and Repurchase Upon a Change in Control

We intend to take the position that the possibility of the payment of additional amounts above the principal amount of the notes described in this prospectus supplement under “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control Redemption” is remote and therefore will not cause the notes to be considered “contingent payment debt instruments” under applicable Treasury regulations. Our position is binding on you unless you disclose that you are taking a contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position, you might be required to use the accrual method, even if you were otherwise a cash method taxpayer, to accrue income on the notes in excess of the stated interest on the notes, and to treat as ordinary income rather than capital gain any income that you realize on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.

U.S. Holders

Payments of Interest. It is anticipated, and the following discussion assumes, that the notes will be issued with no more than a de minimis amount of original issue discount. Accordingly, interest paid with respect to the notes will generally be taxable to a U.S. holder as ordinary income at the time accrued or received, in accordance with such U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Taxable Disposition of Notes. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (except to the extent of accrued but unpaid interest not previously included in income, which will be taxable as ordinary income) and such holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note is generally equal to the cost of the note to such holder. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if a U.S. holder has held the note for more than one year. Certain U.S. holders (including individuals) are eligible for a preferred rate of tax in respect to long term capital gain. The deductibility of capital losses by U.S. holders is subject to limitations.

Satisfaction and Discharge. If we were to obtain a discharge of the Indenture within one year of maturity or redemption date with respect to all of the notes then outstanding, as described in this prospectus supplement under “Description of Notes—Satisfaction, Discharge and Defeasance Provisions,” such discharge would generally be deemed to constitute a taxable exchange of the notes outstanding for other property. In such case, a U.S. holder would be required to recognize capital gain or loss in connection with such deemed exchange. In addition, after such deemed exchange, a U.S. holder might also be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred. U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Non-U.S. Holders

Payments of Interest. In general, U.S. federal income or withholding tax will not apply to any payment of interest on a note to a non-U.S. holder if the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States and such interest qualifies for the “portfolio interest exemption.” The portfolio interest exemption generally will be met if the non-U.S. holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	is not a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code; and

•	either (a) provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person, on an IRS Form W-8BEN or W-8BEN-E, as applicable, or successor form, or (b) holds its notes through various foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

Special certification and other rules apply to certain non-U.S. holders that are pass-through entities rather than individuals or corporations, particularly entities treated as partnerships for U.S. federal income tax purposes, and to non-U.S. holders acting as (or holding notes through) intermediaries.

If a non-U.S. holder cannot satisfy the portfolio interest exemption requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN or W-8BEN-E, as applicable, or successor form, claiming an exemption from or reduction in withholding under the benefit of a tax treaty or (ii) IRS Form W-8ECI, or successor form, stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then such non-U.S. holder (although exempt from the 30% withholding tax) will generally be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. In addition, if the non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest that is effectively connected with the conduct of the U.S. trade or business will be included in earnings and profits.

Taxable Disposition of Notes. Subject to the discussion of backup withholding below, U.S. federal income or withholding tax will not apply to any gain that a non-U.S. holder realizes on the sale, exchange, redemption, retirement or other taxable disposition of a note unless (i) that gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder or (ii) the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of that disposition and other conditions are met. If (i) applies, the non-U.S. holder will be subject to U.S. federal income tax on the net gain derived from the disposition in the same manner as if the non-U.S. holder were a U.S. person, and if the non-U.S. holder is a corporation, such non-U.S. holder may also be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) as described above. If (ii) applies, such non-U.S. holder will be subject to a flat 30% tax in the gain derived from the sale, exchange, redemption, retirement or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

U.S. Holders. In general, information reporting requirements will apply to payments of principal and interest made on the notes to, and to the proceeds of the sale of the notes within the United States by certain non-corporate U.S. holders of notes and backup withholding at the applicable rate (currently 28%) will apply to these payments if the U.S. holder (i) fails to provide an accurate taxpayer identification number in the manner required or (ii) is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Information returns will be filed with the IRS in connection with payments on the notes, and may be filed in connection with the receipt of proceeds from the sale or other disposition of the notes. Copies of the information returns may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, subject to the discussion above under “Non-U.S. Holders—Payments of Interest,” a non-U.S. holder will not be subject to backup withholding with respect to payments that we make to the non-U.S. holder, provided that we do not have actual knowledge that the non-U.S. holder is a U.S. person and the non-U.S. holder has given us the statement or provided the certifications described above under “Non-U.S. Holders—Payments of Interest.”

In addition, subject to the discussion above under “Non-U.S. Holders—Taxable Disposition of Notes,” a non-U.S. holder will not be subject to backup withholding with respect to the proceeds of the sale or other taxable disposition of a note within the U.S. or conducted through certain U.S.-related financial intermediaries if the payor receives the statements or certifications described above and does not have actual knowledge that the non-U.S. holder is a U.S. person, as defined under the Code, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Pursuant to Section 1471 to 1474 of the Code (the provisions commonly known as the “Foreign Account Tax Compliance Act” or “FATCA”), a 30% U.S. federal withholding tax will apply to payments of interest on the notes (currently), and on the payment of gross proceeds from the sale or other taxable disposition of the notes on or after January 1, 2019, made to non-U.S. financial institutions and certain other non-U.S. non-financial entities (including, in some instances, where such an entity is acting as an intermediary) that fail to comply with certain information reporting obligations. In certain cases, the relevant non-U.S. financial institution or non-U.S. non-financial entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. If an interest payment is subject both to withholding under FATCA and to the withholding tax discussed above under “Certain U.S. Federal Income Tax Consequences—Non-U.S. Holders—Payments of Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their purchase, ownership and disposition of the notes.

Investors should consult their tax advisors concerning the applicability of the above tax consequences to their particular situations, including the necessity of satisfying various certification requirements, and concerning the applicability of other taxes, such as alternative minimum, gift or estate taxes and state, local and non-U.S. taxes.

UNDERWRITING

Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC	$62,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	60,000,000
SunTrust Robinson Humphrey, Inc.	60,000,000
BNP Paribas Securities Corp.	25,000,000
U.S. Bancorp Investments, Inc.	25,000,000
J.P. Morgan Securities LLC	17,500,000

Total	$250,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discount

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the Notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $600,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

U.S. Bank National Association, the trustee under the indenture governing the notes, is an affiliate of U.S. Bancorp Investments, Inc., one of the underwriters.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.

For the purpose of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the each Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of McCormick & Company, Incorporated and subsidiaries incorporated by reference in McCormick & Company, Incorporated’s Annual Report (Form 10-K) for the year ended November 30, 2014 (including the schedule appearing therein), and the effectiveness of McCormick & Company, Incorporated’s internal control over financial reporting as of November 30, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the notes will be passed upon for McCormick by Hogan Lovells US LLP, Washington, D.C., and for the underwriters by Shearman & Sterling LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. Our Commission filings are also available to the public from the Commission’s web site at www.sec.gov. Our Commission filings are also available through our website at www.mccormickcorporation.com. Information on or connected to our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement is part of a registration statement that we have filed with the Commission. The Commission allows us to “incorporate by reference” into this prospectus supplement information contained in the documents we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the Commission will automatically update and supersede that information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the completion or termination of the offering (in no event, however, will any of the information that we disclose under Items 2.02 and 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the Commission be incorporated by reference into, or otherwise included in, this prospectus):

•	our Annual Report on Form 10-K for the year ended November 30, 2014 (including the portions of our definitive proxy statement for our 2015 annual meeting of stockholders incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q, for the quarterly periods ended February 28, 2015, May 31, 2015 and August 31, 2015; and

•	our Current Reports on Form 8-K, filed on January 9, 2015, January 29, 2015, March 30, 2015, April 20, 2015 and May 29, 2015.

You may obtain a copy of these filings at no cost, by contacting us at any of the following:

McCormick & Company, Incorporated

Attn: Office of the Treasurer

18 Loveton Circle, P.O. Box 6000

Sparks, Maryland 21152

Proxy materials: (800) 579-1639

Other materials: (800) 424-5855, (410) 771-7537

ir.mccormick.com

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus which we deliver to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information provided by this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein or in any free writing prospectus that we may authorize or provide to you is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates. The notes are being offered and sold only in jurisdictions where offers and sales are permitted.

PROSPECTUS

McCormick & Company, Incorporated

Debt Securities

We may from time to time issue Debt Securities. This prospectus may not be used to sell Debt Securities unless accompanied by a prospectus supplement. The accompanying prospectus supplement will specify the terms of the Debt Securities.

We may sell these Debt Securities through agents designated from time to time, through underwriters or dealers or we may sell them directly ourselves. The names of the underwriters or agents will be set forth in the accompanying prospectus supplement.

See “Risk Factors” on page 2 herein and, if applicable, in the accompanying prospectus supplement for risks relating to an investment in our Debt Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 2, 2015

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”) utilizing a “shelf” registration process. Under this process, we may offer and sell Debt Securities in one or more offerings.

We have not authorized anyone to give any information or to make any representations concerning the Debt Securities we may offer except those which are in this prospectus, the prospectus supplement which is delivered with this prospectus, any document incorporated by reference into this prospectus or such prospectus supplement, or any free writing prospectus that we may authorize or provide to you. If anyone gives any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Debt Securities which are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy Debt Securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of Debt Securities, as an indication that there has been no change in our affairs since the date of this prospectus.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the Commission’s rules and regulations. For further information, we refer you to the information under the heading “Where You Can Find More Information and Incorporation by Reference.”

This prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell any of the Debt Securities, we will provide a prospectus supplement and/or a free writing prospectus that will contain specific information about the terms of that offering and the securities being offered. You should read both this prospectus and any prospectus supplement or free writing prospectus together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.”

When we refer to “McCormick,” “we,” “us” or “our” in this prospectus, we mean McCormick & Company, Incorporated and its subsidiaries or, as the context may require, McCormick & Company, Incorporated  only.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in it include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections.

Forward-looking statements include, but are not limited to, statements concerning our expected financial position and operating results, our business strategy, our financing plans, our future capital requirements, forecasted demographic and economic trends relating to our industry, our ability to complete acquisitions, to realize anticipated cost savings and other benefits from acquisitions and to recover acquisition-related costs, and similar matters.

These statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the statements. .

In some cases, you can identify forward-looking statements by our use of forward-looking words such as “may,” “will,” “would,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “project,” “potential” or “intend.” You should be aware that these statements are based on our views, expectations and assumptions at the time. Actual events or results may differ substantially.

Important factors that could cause our actual results to be materially different from our forward-looking statements include:

•	damage to our reputation or brand name, loss of brand relevance;

•	increased private label use;

•	product quality, labeling or safety concerns;

•	negative publicity about our products;

•	business interruptions due to natural disasters or unexpected events;

•	actions by, and the financial condition of, competitors and customers;

•	our ability to achieve expected and/or needed cost savings or margin improvements;

•	negative employee relations;

•	our ability to successfully acquire and integrate new businesses and divest existing businesses or assets;

•	issues affecting our supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials;

•	changes in legal and regulatory requirements and enforcement practices;

•	global economic and financial conditions generally, including the availability of financing, and interest and inflation rates;

•	the investment return on retirement plan assets, and the costs associated with pension obligations;

•	foreign currency fluctuations;

•	risks associated with our information technology systems, and the threat of data breaches and cyber-attacks;

•	volatility in our effective tax rate;

•	impact of climate change on raw materials;

•	infringement of our intellectual property rights, and those of customers;

•	litigation, legal and administrative proceedings; and

•	other factors discussed in this prospectus under the caption “Risk Factors.”

We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

RISK FACTORS

An investment in our Debt Securities involves a high degree of risk. We urge you to carefully consider the risks incorporated by reference in this prospectus and, if applicable, in any accompanying prospectus supplement used in connection with an offering of Debt Securities, before making an investment decision, including those risks identified under “Risk Factors” in our annual report on Form 10-K for the year ended November 30, 2014 and our quarterly report on Form 10-Q for the quarter ended August 31, 2015, both of which are incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future. Additional risks, including those that related to any particular Debt Securities we offer, may be included in the applicable prospectus supplement, any document incorporated by reference into this prospectus or such prospectus supplement or any free writing prospectus that we may authorize or provide to you.

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our Debt Securities could decline due to any of these risks.

OUR COMPANY

We are a global leader in flavor, with the manufacturing, marketing and distribution of spices, seasoning mixes, condiments and other flavorful products to the entire food industry. Customers range from retail outlets and food manufacturers to food service businesses. Our major sales, distribution and production facilities are located in North America, Europe and China. Additional facilities are based in Australia, Mexico, India, Singapore, Central America, Thailand and South Africa. Annually, approximately 40% of our sales have been outside of the United States.

We sell to retail outlets, including grocery, mass merchandise, warehouse clubs, discount and drug stores, as well as food manufacturers and the foodservice industry (both directly and through distributors) under the McCormick® brand and a variety of brands around the world, including Lawry’s®, Zatarain’s®, Simply Asia®, Thai Kitchen®, Ducros®, Vahiné®, Schwartz®, Club House®, Kamis®, Kohinor®, DaQiao®, Drogheria & Alimentari® and Stubb’s ®.

As of August 31, 2015, we had a worldwide workforce of approximately 10,000 full-time employees. Our principal executive offices are located at 18 Loveton Circle, Sparks, Maryland 21152 (telephone: 410-771-7301).

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges was 7.38 for the nine months ended August 31, 2015 and 10.04, 8.67, 9.28, 9.23 and 9.25 for the fiscal years ended November 30, 2014, 2013, 2012, 2011 and 2010, respectively. For the purpose of this ratio, “earnings” consist of income from consolidated operations before income taxes, plus fixed charges (net of capitalized interest), amortization of capitalized interest and dividends from unconsolidated subsidiaries. “Fixed charges” consist of interest, whether expensed or capitalized (including amortization of debt discount), and that portion of rental expense that is representative of interest.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of the Debt Securities under this prospectus for general corporate purposes, including refinancing existing indebtedness, future acquisitions, capital expenditures and working capital. Until we apply the net proceeds for specific purposes, we may invest such net proceeds in short-term or marketable securities.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The Debt Securities are to be issued under the Indenture (the “Indenture”), dated as of July 8, 2011, between McCormick and U.S. Bank National Association, as trustee (the “Trustee”), a copy of which has been filed with the Commission as an exhibit to the registration statement of which this prospectus is a part. We will include in a supplement to this prospectus and/or in a free writing prospectus or pricing supplement authorized by us, the specific terms of each series of Debt Securities being offered. The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture (including any amendments or supplements we may enter into from time to time) and the Debt Securities. Capitalized terms are defined in the Indenture unless otherwise defined herein. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference.

General

The Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by us. The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of McCormick.

Reference is hereby made to the prospectus supplement relating to the applicable series of Debt Securities for the terms of such Debt Securities, including where applicable:

•	the principal amount offered;

•	the title of the securities of the series;

•	any limit upon the aggregate principal amount of the securities of the series which may be authenticated and delivered under the Indenture;

•	the date or dates on which the principal of the securities is payable;

•	the rate or rates at which the securities of the series shall bear interest, if any, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on securities of the series shall be payable, any securities of that series may be surrendered for exchange and notices and demands to or upon McCormick in respect of the securities of that series and the Indenture may be served;

•	the period or periods within which, the price or prices at which, the currency or currency unit in which, and the terms and conditions upon which securities of the series may be redeemed, in whole or in part, at the option of McCormick;

•	the obligation, if any, of McCormick to redeem or purchase securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which, the currency or currency unit in which, and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof, the denominations in which securities of the series shall be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the Indenture;

•	any Events of Default and covenants of McCormick with respect to the securities of that series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the Indenture;

•	if other than the currency of the United States of America, the currency or currency unit in which payment of the principal of (and premium, if any) or interest, if any, on the securities of that series shall be made or in which securities of that series shall be denominated and the particular provisions applicable thereto;

•	if the principal of (and premium, if any) and interest, if any, on the securities of that series are to be payable, at the election of McCormick or a holder thereof, in a currency or currency unit other than that in which such securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency or currency unit in which such securities are denominated or stated to be payable and the currency or currency unit in which such securities are to be so payable;

•	if the amount of payments or principal of (and premium, if any) or interest, if any, on the securities of the series may be determined with reference to an index based on a currency or currency unit other than that in which securities are denominated or stated to be payable or any other index, the manner in which such amounts shall be determined; and

•	any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture).

The Debt Securities may be issued in one or more series with the same or various maturities and will be issued only in full registered form without coupons.

The terms of the Debt Securities do not afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving McCormick that may adversely affect holders of the Debt Securities.

Transfer and Exchange

The Debt Securities of a series may be issued in either registered form (“Registered Securities”) or global form. See “Book-Entry Securities.” Registered Securities may be separated into smaller denominations or combined into larger denominations, as long as the total principal amount is not changed. (Section 3.5 of the Indenture). This is called an “exchange.”

You may transfer Registered Securities of a series and you may exchange Debt Securities of a series at the office of the Trustee. The Trustee will act as our agent for registering Registered Securities in the names of holders and transferring Debt Securities. We may designate someone else to perform this function. Whoever maintains the list of registered holders is called the “Security Registrar.” The Security Registrar also will perform transfers. (Section 3.5 of the Indenture).

You will not be required to pay a service charge to transfer or exchange Debt Securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if the Security Registrar is satisfied with your proof of ownership. (Section 3.5 of the Indenture).

If we designate additional transfer agents, we will name them in the accompanying prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If we redeem less than all of the Debt Securities of a redeemable series, we may block the transfer or exchange of Registered Securities during the period beginning 15 days before the day of the selection for redemption of such Registered Securities and ending on the day of the mailing of the relevant notice of redemption in order to freeze the list of holders to prepare the mailing. We may also decline to register transfers or exchanges of Debt Securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Debt Security being partially redeemed. (Section 3.5 of the Indenture).

If the offered Debt Securities are redeemable, we will describe the procedures for redemption in the accompanying prospectus supplement.

In this “Transfer and Exchange” section of this prospectus, “you” means direct holders and not indirect holders of Debt Securities.

Book-Entry Securities

The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the “Global Securities”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of the Depositary’s nominee. Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

Upon the issuance of Debt Securities by us represented by the Global Securities, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Securities to the accounts of participants. The accounts credited shall be initially designated by the underwriters or agents.

If the Depositary is at any time unwilling or unable to continue as depositary, or if at any time there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Debt Securities, we will issue Debt Securities in certificated form in exchange for the Global Securities. In addition, we may at any time determine not to have Debt Securities represented by the Global Securities, and, in such event will issue Debt Securities in certificated form in exchange for the Global Securities representing such Debt Securities. In any such instance, an owner of a beneficial interest in the Global Securities will be entitled to physical delivery in certificated form of Debt Securities equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

Certain of Our Covenants

Limitations on Liens

Except as described below under “—Exempted Indebtedness”, we covenant that we will not, nor will we permit any Restricted Subsidiary to, create, assume or suffer to exist any mortgage, security interest, pledge or lien (“Lien”) of or upon any Principal Property or any shares of capital stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by us or any Restricted Subsidiary, without providing that the Debt Securities shall be secured equally and ratably by such Lien with any and all other indebtedness or obligations thereby secured, so long as such indebtedness or obligations shall be so secured.

This restriction does not apply to:

•	Liens that exist on the date of the Indenture;

•	Liens on property of any corporation existing at the time such corporation becomes a Subsidiary;

•	Liens in favor of us or any Subsidiary;

•	Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to contract or statute or indebtedness incurred to finance all or a part of construction of or improvements to property subject to such Liens;

•	Liens on property existing at the time of acquisition thereof (including acquisition through merger or consolidation), and construction and improvement liens that are entered into within 180 days from the date of such construction or improvement, provided that in the case of construction or improvement the Lien shall not apply to any property theretofore owned by us or any Restricted Subsidiary except substantially unimproved real property on which the property so constructed or the improvement is located;

•	mechanics’ and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

•	Liens for taxes, assessments, or governmental charges or levies that are not delinquent or are being contested in good faith;

•	Liens arising from any legal proceedings that are being contested in good faith;

•	any Liens that (a) are incidental to the ordinary conduct of our business or the ownership of our properties and assets, (b) were not incurred in connection with the borrowing of money or the obtaining of advances or credit and (c) do not in the aggregate materially detract from the value of our property or the property of any Subsidiary or materially impair the use thereof in the operation of our business;

•	Liens securing industrial development or pollution control bonds; and

•	Liens for the sole purpose of extending, renewing or replacing (or successively extending, renewing or replacing) in whole or in part any of the foregoing. (Section 10.7 of the Indenture).

Limitation on Sale and Leaseback

Except as described below under “—Exempted Indebtedness,” we will not, nor will we permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing (as lessee) by us or any Restricted Subsidiary of any Principal Property (except for temporary leases for a term, including any renewal, of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries) which property has been or is to be sold or transferred by us or a Restricted Subsidiary to such Person unless either:

•	we or such Restricted Subsidiary would be entitled, pursuant to the fifth and eleventh clauses of the covenant described under “—Limitations on Liens” above, to incur a Lien on such property without equally and ratably securing the Debt Securities; or

•	the net proceeds of such sale are at least equal to the fair value of such property and we will apply an amount equal to the net proceeds of such sale to the retirement (other than any mandatory retirement or payment at maturity) of (a) Debt Securities (other than any retirement prohibited by the terms of any Debt Securities pursuant to prohibitions on advance refundings) or (b) our or a Restricted Subsidiary’s Funded Debt ranking prior to or on a parity with the Debt Securities, within 120 days of the effective date of any such arrangement. (Section 10.8 of the Indenture).

Exempted Indebtedness

Notwithstanding the limitations on Liens and sale and leaseback transactions outlined above, we or any Restricted Subsidiary may create, assume or suffer to exist Liens or enter into sale and leaseback transactions not otherwise permitted as described above provided that at the time of such event, and after giving effect thereto, the sum of outstanding indebtedness for borrowed money of McCormick and its Restricted Subsidiaries incurred after the date of the Indenture and secured by Liens not otherwise permitted as set forth above plus the Attributable Debt in respect of such sale and leaseback transactions entered into by McCormick and its Restricted Subsidiaries after the date of the Indenture not otherwise permitted as set forth above does not exceed 15% of Consolidated Net Tangible Assets. (Sections 1.1, 10.7(b) and 10.8(b) of the Indenture).

Merger and Consolidation

We covenant that we will not merge, consolidate or convey, transfer or lease our properties and assets substantially as an entirety and we will not permit any Person (as defined in the Indenture) to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us unless, among other things:

•	the successor Person is McCormick or another corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia that assumes our obligations on the Debt Securities and under the Indenture,

•	immediately after giving effect to such transaction, McCormick or the successor Person would not be in default under the Indenture, and

•	if, as a result of any such consolidation or merger or such conveyance, transfer or lease, any Principal Property of McCormick would become subject to a Lien that would not be permitted by the Indenture, we or such successor Person takes such steps as are necessary effectively to secure the Debt Securities equally and ratably with (or, at our option, prior to) all indebtedness secured thereby. (Section 8.1 of the Indenture).

Except as described above, the Indenture does not contain any provisions that would afford holders of the Debt Securities protection in the event of:

•	a highly leveraged or similar transaction involving us;

•	a change in control or a change in our management; or

•	a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the Debt Securities.

In addition, subject to the limitations set forth above, we may, in the future, enter into certain transactions such as the sale of our properties and assets substantially as an entirety or a merger or consolidation with another entity that could increase the amount of our indebtedness or otherwise adversely affect our financial condition or results of operations, which may have an adverse effect on our ability to service our indebtedness, including the Debt Securities. We have no present intention of engaging in a highly leveraged or similar transaction involving us.

Events of Default

An Event of Default with respect to the Debt Securities is defined in the Indenture as being:

(i)	default for 30 days in the payment of any installment of interest on the Debt Securities;

(ii)	default in the payment of any principal of the Debt Securities;

(iii)	default by McCormick in the performance of any other covenants or agreements in the Indenture contained therein for the benefit of the Debt Securities which shall not have been remedied for a period of 90 days after written notice of such default to McCormick by the Trustee or to McCormick and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities;

(iv)	certain events of bankruptcy, insolvency or reorganization of McCormick; or

(v)	any other Event of Default specified for a series in the applicable prospectus supplement. (Section 5.1 of the Indenture).

The Indenture provides that if an Event of Default under clause (i), (ii), (iii) or (v) above shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities may declare the principal of all the Debt Securities, together with any accrued interest, to be due and payable immediately. (Section 5.2 of the Indenture).

If an Event of Default under clause (iv) above shall have occurred and be continuing, then the principal of all the Debt Securities, together with any accrued interest, will be due and payable immediately without any declaration or other act on the part of the Trustee or any holder of a Debt Security. Upon certain conditions such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be annulled by the holders of a majority in principal amount of the Debt Securities. (Sections 5.2 and 5.13 of the Indenture).

In addition, prior to the declaration of the acceleration of the maturity of the Debt Securities, past defaults may be waived by the holders of a majority in principal amount of the Debt Securities, except a default in the payment of principal of or interest on any Debt Security or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the approval of the holder of each Debt Security. (Sections 5.2 and 5.13 of the Indenture).

The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of Debt Securities issued thereunder before proceeding to exercise any right or power under the Indenture at the request of the holders of such Debt Securities. (Section 6.3 of the Indenture).

The Indenture also provides that the holders of a majority in principal amount of the Outstanding Securities of a particular series issued thereunder and affected (each series voting as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. (Section 5.12 of the Indenture).

The Indenture contains a covenant that McCormick will file annually with the Trustee a certificate as to the absence of any default or specifying any default that exists. (Section 10.9 of the Indenture).

Definitions

“Attributable Debt” with respect to any sale leaseback transaction that is subject to the restrictions described under “Certain of our Covenants—Limitation On Sale and Leaseback” means the lesser of:

•	the total net amount of rent required to be paid during the remaining base term of the related lease or until the earliest date on which the lessee may terminate such lease upon payment of a penalty or a lump-sum termination payment (in which case the total net rent shall include such penalty or termination payment), discounted at the weighted average interest rate borne by the Outstanding Securities (as defined in the Indenture) under the Indenture, compounded semi-annually, or

•	the sale price of the property so leased multiplied by a fraction, the numerator of which is the remaining base term of the related lease and the denominator of which is the base term of such lease.

“Consolidated Net Tangible Assets” means the total assets of McCormick and its consolidated subsidiaries, including the investment in (at equity) and the net amount of advances to and accounts receivable from corporations which are not consolidated subsidiaries less the following:

•	current liabilities of McCormick and its consolidated subsidiaries, including an amount equal to indebtedness required to be redeemed by reason of any sinking fund payment due in 12 months or less from the date as of which current liabilities are to be determined;

•	all other liabilities of McCormick and its consolidated subsidiaries other than Funded Debt, deferred income taxes and liabilities for employee post-retirement health plans other than pensions recognized in accordance with Accounting Standards Codification No. 715-60;

•	all depreciation and valuation reserves and all other reserves (except for reserves for contingencies which have not been allocated to any particular purpose) of McCormick and its consolidated subsidiaries;

•	the book amount of all segregated intangible assets of McCormick and its consolidated subsidiaries, including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense less unamortized debt premium; and

•	appropriate adjustments on account of minority interests of other persons holding stock in subsidiaries.

Consolidated Net Tangible Assets shall be determined on a consolidated basis in accordance with generally accepted accounting principles.

“Funded Debt” means any indebtedness of McCormick or a Restricted Subsidiary (other than inter-company debt that is eliminated in consolidation) for borrowed money having a maturity of more than 12 months from the date such indebtedness was incurred or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from the date such indebtedness was incurred at the option of the obligor.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing or processing plant or warehouse, together with the land upon which it is erected and any fixtures and equipment comprising a part thereof, owned by McCormick or any Restricted Subsidiary and located in the United States, the book value (net of depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing or processing plant or warehouse or any portion thereof or any such fixture or equipment (together with the land upon which it is erected and any fixtures and equipment comprising a part thereof) (i) which is financed by Industrial Development Bonds or (ii) which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Subsidiaries, taken as a whole.

“Restricted Subsidiary” means any Subsidiary that owns, operates or leases one or more Principal Properties.

“Subsidiary” means each corporation of which we, or we and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency that permits the holders of any other class or classes of securities to vote for the election of one or more directors.

Satisfaction and Discharge

The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Debt Securities, as expressly provided for in the Indenture) as to all Debt Securities of any given series when:

•	either:

•	all Debt Securities of such series theretofore authenticated and delivered (except lost, stolen or destroyed Debt Securities that have been replaced or paid) have been delivered to the Trustee for cancellation, or

•	with respect to all Debt Securities of such series not theretofore delivered to the Trustee for cancellation, McCormick has deposited or caused to be deposited with the Trustee funds or Government Obligations (as defined in the Indenture), or any combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Debt Securities not theretofore delivered to the Trustee for cancellation, for unpaid principal and interest to maturity;

•	McCormick has paid all other sums payable by it under the Indenture;

•	McCormick has delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent under the Indenture to the satisfaction and discharge of the Indenture have been complied with; and

•	if the Debt Securities of such series are not due and payable within one year of the date of such deposit, McCormick has delivered to the Trustee an opinion of counsel to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred. (Article IV of the Indenture).

Covenant Defeasance

The terms of the Debt Securities provide that McCormick need not comply with certain restrictive covenants of the Indenture (including those described under “—Certain of our Covenants” above) if:

•	McCormick deposits in trust with the Trustee money or Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and interest on the Debt Securities when due; and

•	McCormick delivers to the Trustee an opinion of counsel to the effect that the holders of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. (Section 10.11 of the Indenture).

Modification and Waiver

Without the consent of any holder of the Debt Securities, McCormick and the Trustee may modify or amend the Indenture to clarify or to make certain other changes that would not adversely affect the legal rights of any holder. (Section 9.1 of the Indenture).

With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of the particular series affected, McCormick and the Trustee may modify or amend the Indenture; provided, however, that no such modification or amendment may, without the consent of the holder of each Debt Security:

•	change the stated maturity of the principal of, or any installment of interest on, any Debt Security or reduce the principal amount thereof or the rate of interest thereon, or change the coin or currency in which any Debt Security or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof;

•	reduce the percentage in principal amount of outstanding Debt Securities necessary to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

•	modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Debt Securities required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Debt Security. (Section 9.2 of the Indenture).

PLAN OF DISTRIBUTION

We may sell Debt Securities to or through underwriters and also may sell Debt Securities directly to other purchasers or through agents.

The distribution of the Debt Securities offered under the prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions.

Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities offered under the prospectus may be “underwriters” as defined in the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the applicable prospectus supplement. The prospectus supplement will also describe the other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain liabilities.

EXPERTS

The consolidated financial statements of McCormick & Company, Incorporated and subsidiaries incorporated by reference in McCormick & Company, Incorporated’s Annual Report (Form 10-K) for the year ended November 30, 2014 (including the schedule appearing therein), and the effectiveness of McCormick & Company, Incorporated’s internal control over financial reporting as of November 30, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the Debt Securities will be passed upon for McCormick by Hogan Lovells US LLP, Washington, D.C and for any agents or underwriters by Shearman  & Sterling LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION AND

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. Our Commission filings are also available to the public from the Commission’s web site at http://www.sec.gov. Our Commission filings are also available through our website at www.mccormickcorporation.com. Information on or connected to our website does not constitute a part of this prospectus.

        The Commission allows us to “incorporate by reference” into this prospectus information contained in the documents we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or this offering is terminated (in no event, however, will any of the information that we disclose under Items 2.02 and 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the Commission be incorporated by reference into, or otherwise included in, this prospectus):

•	our Annual Report on Form 10-K for the year ended November 30, 2014 (including the portions of our definitive proxy statement for our 2015 annual meeting of shareholders incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q, for the quarterly periods ended February 28, 2015, May 31, 2015 and August 31, 2015; and

•	our Current Reports on Form 8-K, filed on January 9, 2015, January 29, 2015, March 30, 2015, April 20, 2015, and May 29, 2015.

You may obtain a copy of these filings at no cost, by contacting us at any of the following:

McCormick & Company, Incorporated

Attn: Office of the Treasurer

18 Loveton Circle, P.O. Box 6000

Sparks, Maryland 21152

Proxy materials: (800) 579-1639

Other materials: (800) 424-5855, (410) 771-7537

ir.mccormick.com

This prospectus is part of a registration statement that we have filed with the Commission and does not contain all of the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract, agreement or other document of ours is only a summary and is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the Commission for a more complete understanding of the document or matter involved. You may obtain copies of the registration statement, including exhibits, as noted in the first paragraph above.

$250,000,000

McCormick & Company, Incorporated

3.250% Notes due 2025

PROSPECTUS SUPPLEMENT

November 3, 2015

Joint Book-Running Managers

Wells Fargo Securities

BofA Merrill Lynch

SunTrust Robinson Humphrey

BNP PARIBAS

US Bancorp

Co-Manager

J.P. Morgan